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Adam Bergman
Adam.Bergman
@advanceautoparts.com
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ADVANCE AUTO PARTS REFINANCES CREDIT FACILITY
Company Expects to Save More Than $2.5 Million Annually in Interest Costs

ROANOKE, Va., October 5, 2006 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket retailer of parts, accessories, batteries and maintenance items, today announced that it has refinanced its secured credit facility to a new $750 million unsecured five-year revolving credit facility. This facility replaces the Company’s existing term loans and revolver.

"This refinancing provides Advance Auto Parts with an attractive level of financial flexibility, enabling us to increase liquidity while reducing interest expense,” said Michael Moore, Executive Vice President and Chief Financial Officer. “We greatly appreciate the confidence our lenders continue to have in our future.”

Approximately $434 million is drawn against the new facility. While the company has the ability to borrow up to the full amount of the facility, it does not expect to significantly increase its leverage. As a result of the improved borrowing costs under the new facility, the Company anticipates pre-tax interest expense savings of more than $2.5 million annually.

The facility bears interest at the rate of LIBOR plus a spread. The spread is currently 75 basis points, resulting in an annualized interest rate of approximately 6.1%, based on the current LIBOR. The Company has executed new swap agreements, which effectively fix the interest rate on $225 million of the new facility at approximately 5.0% plus a spread (currently 75 basis points). Under the terms of the new facility, the spread over LIBOR will adjust to reflect any future changes in the Company’s credit rating.

In conjunction with this refinancing, the Company expects to record a charge of approximately $1.9 million of deferred financing charges associated with its prior credit facility, and record income of approximately $2.9 million associated with previously unrealized gains on interest-rate swaps. Both of these amounts will be recorded in the Company’s third fiscal quarter, resulting in a net pre-tax gain of $1.0 million for the quarter.

The lending group, led by JP Morgan, includes Bank of America, SunTrust and BB&T.

About Advance Auto Parts, Inc.

Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive parts, batteries, accessories and maintenance items in the United States based on sales and store count. As of September 14, 2006, the Company had 3,000 stores in 40 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company's Web site at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, the impact of refinancing the company’s credit facility, and its intentions with respect to leverage. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 31, 2005, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

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